UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 20, 2006
(Date of earliest event reported)

THINK PARTNERSHIP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 20, 2006, Think Partnership Inc. f/k/a CGI Holding Corporation (the “Company”) entered into a definitive Securities Purchase Agreement with institutional investors, to sell in a private placement, $26.5 million of Series A Convertible Preferred Shares. The Securities Purchase Agreement is included with this Current Report on Form 8-K as Exhibit 10.1.

As described below, the preferred stock is convertible into shares of the Company’s common stock upon the occurrence of certain events. If not converted, the Company will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the preferred stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. The holders of the preferred stock will have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. The Company anticipates filing the Certificate of Designations for the preferred stock with the State of Nevada at or immediately prior to the closing of the transactions contemplated by the Securities Purchase Agreement. The Certificate of Designations for the preferred stock is included with this Current Report on Form 8-K as Exhibit 10.2.

In connection with the preferred stock offering, the Company will also issue warrants to the institutional investors, exercisable for five years, to purchase up to 5,300,000 shares of common stock at an initial exercise price of $2.50 per share, subject to adjustments from time to time if the Company issues common stock, other than in connection with acquisitions or pursuant to a shareholder-approved incentive plan, at a price less than $2.50 per share. The form of warrant which will be delivered to each of the institutional investors at the closing of the transactions contemplated by the Securities Purchase Agreement is included with this Current Report on Form 8-K as Exhibit 10.4.

In connection with the Securities Purchase Agreement, the Company also granted to the institutional investors registration rights pursuant to a definitive Registration Rights Agreement. Under the Registration Rights Agreement, the Company will be obligated to file, within 45 business days following the closing of the transactions contemplated by the Securities Purchase Agreement, a registration statement covering the shares of common stock issuable upon conversion of the preferred stock, and the shares of common stock issuable upon the exercise of the warrants. If the registration statement does not become effective within 120 days following the closing, then the dividend rate on the preferred stock will increase to 15%. The maximum potential damages payable by the Company in regard to a default, including the increase in the amount of the dividends payable if the registration statement does not become effective within 120 days following the closing, are capped at 10% of the aggregate purchase price of the preferred stock, or $2.65 million. If the registration statement does not become effective within 180 days following the closing, the Company will be deemed to be in default and the preferred stock will be subject to mandatory redemption at the option of the holders. If the registration statement becomes effective within the required timeframe, the dividend rate on the preferred stock will be reduced to 6% per annum. The Registration Rights Agreement is included with this Current Report on Form 8-K as Exhibit 10.3.

The preferred stock will be subject to mandatory conversion at the option of the Company, if among other things, the registration statement is effective, and the closing price of the Company’s common stock is $5 or higher for 20 consecutive trading days with an average daily trading volume of at least 100,000 shares during the twenty day period.

The Company intends to use the net proceeds of the private placement, estimated to be $24.8 million, to complete the previously announced purchase of Litmus Media, Inc. and for general corporate purposes. The closing of the transactions contemplated by the Securities Purchase Agreement is subject to approval of the AMEX to list the common stock issuable upon conversion of the preferred stock and the shares of common stock issuable upon the exercise of the warrants, as well as customary closing conditions. As a result, there can be no assurances that the transactions contemplated by the Securities Purchase Agreement and described herein will close on the terms described herein, if at all.

Item 9.01               Financial Statements and Exhibits

(a)           Financial Statements of the Businesses Acquired.

None.

(b)           Pro Forma Financial Information

None.

(d)           Exhibits

10.1         Securities Purchase Agreement dated as of March 20, 2006 by and among Think Partnership Inc. and the investors listed on the Schedule of Buyers attached thereto

10.2         Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Think Partnership Inc.

10.3         Registration Rights Agreement dated as of March 20, 2006, by and among Think Partnership Inc. and the schedule of Buyers attached thereto

10.4         Form of Warrant

99.1         Press Release Announcing Think Partnership Inc. Signs $26.5 Million Private Financing of Convertible Preferred

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 21, 2006

THINK PARTNERSHIP INC. f/k/a
CGI HOLDING CORPORATION

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer